Exhibit 10.59

THIS LOAN AGREEMENT is dated 24 October 2007

BY AND BETWEEN:

(1)
Tri Star Capital Ventures Limited, a limited liability company organised and registered under the laws of the British Virgin Islands with its registered office at 3rd Floor, Omar Hodge Building, Wickhams Cay 1, P.O. Box 362, Road Town, Tortola, British Virgin Islands (the “Lender”); and

(2)
Tekoil & Gas Corporation, a company organised and incorporated under the laws of the State of Delaware, with its registered office at 25025 Interstate 45 North, Suite 525, The Woodlands, TX 77380, United States (the “Borrower”).

IT IS AGREED as follows:

1.	DEFINITIONS AND CONSTRUCTION

(a)	In this Agreement, the following terms have the following meanings:

Business Day means any day other than a Saturday, a Sunday, or a day on which banking institutions are generally closed for business in the British Virgin Islands, Austria, or the United States of America.

Deed of Guarantee shall mean those certain deeds of guarantee to be executed and delivered by each of the Guarantors to the Lender pursuant to Clause 4 hereof.

Disbursement Date means the date on which the Lender advances any principal amount of the Loan to the Borrower in accordance with Clause 5 (Disbursement).

Event of Default means any of the events specified in Clause 12 (Events of Default).

Existing Liens means the Liens currently existing in favour of J. Aron & Company and its affiliates (and their successors and assigns) on the Borrower’s interests in, and rights with respect to, Tekoil and Gas Gulf Coast, LLC (including all proceeds, products, accessions and profits of or in respect thereof).

Guarantors means each of (1) Mark Western, director, born 13 October 1962 in Great Yarmouth, England, UK and residing at 5539 Emerson Pointe Way, Orlando, FL 32819, USA (2) Gerald Goodman, director, born 29 March 1948 in New York, USA and residing at 7 Briarwood Road, Rumson, NJ 07760, USA, (3) Frank Clear, director, born 15 November 1954 in Port Elizabeth, South Africa and residing at 1901 Post Oak Blvd, Condo 703, Houston, TX 77056 United States and (4) Richard Creitzman, director, born London and residing at Flat 7, 22 Elm Park Gardens, London, SW10 9NY.

Indebtedness means any indebtedness for or in respect of moneys borrowed; any amount raised by acceptance under any acceptance credit facility; any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument; any amount raised pursuant to any issue of shares which are expressed to be redeemable (other than solely at option of Borrower); any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and the amount of any liability in respect of any guarantee or indemnity for any of the items referred to above.

Instalment shall have the meaning ascribed thereto in Clause 5 (Disbursement).

Interest Payment Date shall have the meaning ascribed thereto in Clause 8 (Interest).

Lien means any mortgage, pledge, lien, charge, encumbrance, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

Loan shall have the meaning ascribed thereto in Clause 2 (Loan).

Final Repayment Date means 15 April 2009 or such other date as may be expressly agreed by the Lender and the Borrower in writing.

Repayment Date means, with respect to any principal amount of the Loan, the date on which such principal amount is repaid to the Lender in accordance with this Agreement.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature from a payment under this Agreement.

United States dollars or US$ means the lawful currency for the time being of the United States of America.

(b)	In this Agreement, unless the contrary intention appears, a reference to:

(i)
a person includes any individual, company, unincorporated association or body of persons (including a partnership, joint venture or consortium), government, state, agency, international organisation or other entity;

(ii)	a provision of law is a reference to that provision as amended or re-enacted;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement; and

(iv)	a person includes its successors and assigns.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

2.	LOAN

The Lender shall make available to the Borrower, and the Borrower shall borrow from the Lender, a Loan in an aggregate principal amount equal to US$8,500,000.00 (Eight Million Five Hundred Thousand United States dollars) (the “Loan”) on the terms and subject to the conditions of this Agreement.

3.	PURPOSE OF LOAN

The Loan shall be used solely to make an equity contribution of at least $7,500,000 to Tekoil and Gas Gulf Coast, LLC, a subsidiary of the Borrower, and to pay certain costs and expenses of Tekoil and Gas Gulf Coast, LLC, a Delaware limited liability company which is majority owned by Borrower.

4.	PRECONDITIONS TO DISBURSING THE LOAN

The obligations of the Lender to disburse the Loan are conditional upon each of the following having been delivered to and received by the Lender in form and substance satisfactory to the Lender acting at its sole discretion:

(a)	duly certified copies of the constitutive documents of the Borrower, including without limitation a certificate of incorporation, a certificate of good standing and an incumbency certificate;

(b)	a duly certified copy of a resolution of the authorised governing body of the Borrower:

(1)	approving the terms of, and the transactions contemplated by, this Agreement;

(2)	authorising specified persons to execute this Agreement on its behalf; and

(3)	authorising specified persons to sign and/or despatch all documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

(c)	evidence that the process agent, which the Borrower and each of the Guarantors must appoint for the purposes of this Agreement or the respective Deed of Guarantee, has accepted its appointment;

(d)	a legal opinion from counsel to the Borrower and each of the Guarantors in a form reasonably acceptable to the Lender covering such matters as are customary in financing transactions;

(e)
each of the Guarantors having executed and delivered to the Lender a deed of guarantee substantially in the form set forth in Schedule 1 hereto pursuant whereto each of the Guarantors guarantees any and all of the obligations of the Borrower under this Agreement;

(f)
the audited consolidated financial statements of the Borrower for the year ended 31st December 2006 prepared in accordance with International Accounting Standards or U.S. Generally Accepted Accounting Principles; and

(g)
the unaudited consolidated financial statements of the Borrower for the 6-month period ended 30 June 2007 prepared in accordance with International Accounting Standards or U.S. Generally Accepted Accounting Principles.

5.	DISBURSEMENT

(a)
The Lender will disburse the Loan within 2 (two) Business Days following the receipt of a drawdown notice in the form set forth in Schedule 2, provided that (1) the condition set forth in Clause 4 shall have been satisfied and (2) there are no Events of Default then outstanding.

(b)	The Lender will make the Loan available by credit of the Borrower’s account set forth in Clause 16 of this Agreement.

6.	REPAYMENT

The Borrower shall repay the outstanding principal amount of the Loan in equal monthly instalments of US$708,333 (Seven Hundred and Eight Thousand Three Hundred and Thirty Three United States dollars) commencing on 1st May 2008 and shall repay the outstanding balance of the Loan not theretofore repaid, together with all accrued interest thereon calculated in accordance with Clause 8 and all other amounts owed by the Borrower to the Lender in accordance with this Agreement, in full on the Final Repayment Date.

7.	PREPAYMENT

(a)	The Borrower may, by giving not less than thirty (30) calendar days' prior written irrevocable notice to the Lender, prepay the Loan in whole or in part.

(b)
Any prepayment of part of the Loan must be in a minimum principal amount and an integral multiple in principal amount of US$100,000 (One Hundred Thousand United States dollars), and such prepayment must be accompanied by all accrued but unpaid interest.

8.	INTEREST

(a)
The outstanding principal amount of the Loan will accrue interest at the rate of 13% (thirteen percent) per annum (net of any withholding) for the period commencing on the respective Disbursement Date and ending on the respective Repayment Date.

(b)
All interest will accrue on a daily basis and will be calculated for the exact number of days elapsed (including the respective Disbursement Date and the respective Repayment Date) on the basis of a year of 360 days.

(c)
The Borrower shall pay interest on the outstanding principal amount of the Loan on the first (1st) day of each calendar month (each, an “Interest Payment Date”), provided that (1) if an Interest Payment Date falls on a day that is not a Business Day, interest shall be due on the next succeeding Business Day and (2) in the event any outstanding principal amount of the Loan is being repaid (whether at stated maturity, early repayment or upon prepayment) interest accrued from the last Interest Payment Date prior to the respective Repayment Date of such outstanding principal amount of the Loan until such respective Repayment Date shall be paid together with the repayment of such principal amount of the Loan on such respective Repayment Date.

(d)	Any amount of Interest not paid on an Interest Payment Date shall be compounded and added to the outstanding principal amount of the Loan.

9.	PAYMENTS AND TAXES

(a)
All payments by the Borrower are to be made in United States dollars in immediately available funds to the Lender at its account set forth in Clause 15 (or such other account as the Lender may notify the Borrower from time to time) free and clear of and without deduction, set-off or withholding for or on behalf of Taxes or any other amounts or claims, including counterclaims. If the Borrower is compelled to make any deduction, set-off or withholding for any reason, the Borrower will pay such additional amounts as shall ensure receipt by the Lender of the full amount that the Lender would have received but for the deduction, set-off or withholding.

(b)
If the Borrower, in its sole discretion, determines it is required by law to deduct any U.S. federal withholding taxes from or in respect of any sum payable hereunder to any Lender: (i) the Borrower will make such deductions, (ii) the Borrower will pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law on the Lender’s behalf, and (iii) the Borrower shall deliver to such Lender evidence of such payment.

(c)
In the event withholding taxes (e.g., pursuant to section 871(a) or section 881(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”)) are directly remitted on behalf of the Lender solely because (i) the Lender fails to provide the appropriate documentation (described in Clause 13.(b) below) in order to take advantage of an otherwise available withholding tax exemption, or (ii) the Lender breaches any of the Lender Representations (described in Clause 13.(a) below), the Borrower shall nevertheless have an obligation to increase the amount of any payment made to the Lender to account for the payment of such tax, or to otherwise indemnify any Lender, in respect of any United States federal withholding taxes remitted on the Lender’s behalf. In such case, however, Lender will reasonably cooperate with Borrower in effecting a release and return of any such withheld amount from applicable authorities and remittance of same to Borrower.

(d)
If the Repayment Date is not a Business Day, the Repayment Date will be extended to the next succeeding Business Day. During any extension of the Repayment Date interest shall continue to accrue on the Loan for the period of such extension.

(e)
In the event the Borrower fails to pay in full the amount due on a particular date (including principal, interest and any other amount), then the amount received by the Lender shall be allocated as follows:

(i)	first, to payment of any amount other than principal and interest, which are owed to the Lender by the Borrower;

(ii)	second, to payment of any amount of interest;

(iii)	third, to payment of any principal amount due; and

(iv)	fourth, to payment of any other principal amount.

(f)
Any amounts owed by the Borrower under this Agreement shall be considered paid on the value date on which the respective amount is credited to the account of the Lender as confirmed by an extract from the Lender’s account.

10.	BORROWER'S REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants on the date of this Agreement and on each Disbursement Date that:

(a)	it is a legal entity duly and validly incorporated and existing in good standing under the laws of the State of Delaware;

(b)	it has the legal capacity and power to enter into, execute, deliver this Agreement and to perform its obligations hereunder;

(c)	this Agreement has been duly and validly executed by it;

(d)
the execution, delivery and performance by it of this Agreement do not violate or conflict with any law applicable to it, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

(e)
its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application);

(f)
it has obtained all authorisations, consents, licenses and permits required in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by this Agreement and all such authorisations, consents, licenses and permits are in full force and effect;

(g)	no Event of Default is outstanding;

(h)
no litigation, arbitration or administrative proceedings are current, pending or threatened against the Borrower or its assets except as disclosed in the filings Borrower has made with the U.S. Securities and Exchange Commission (the “Filings”);

(i)
all information (the Information) supplied by or on behalf of the Borrower to the Lender prior to the execution of this Agreement was true, complete and accurate in all respects at its date and did not omit any information which, if disclosed, might adversely affect the Lender's decision to enter into this Agreement. Nothing has occurred since the date of the Information which renders it untrue or misleading in any respect;

(j)
its payment obligations under this Agreement rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally;

(k)	all amounts payable by it under this Agreement may be made without any deduction or withholding for or on account of Tax from a payment under this Agreement;

(l)
the execution by it of this Agreement constitutes, and the exercise by it of its rights and performance of its obligations under this Agreement will constitute, private and commercial acts performed for private and commercial purposes and it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to this Agreement;

(m)
it is not necessary under the laws of its jurisdiction of incorporation in order to enable the Lender to enforce its rights under this Agreement or by reason of the execution of this Agreement or the performance by it of its obligations under this Agreement that the Lender should be licensed, qualified or otherwise entitled to carry on business in the Borrower's jurisdiction of incorporation and the Lender is not and will not be deemed to be resident, domiciled or carrying on business in the Borrower's jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of this Agreement; and

(n)
its irrevocable submission under this Agreement to arbitration and/or the jurisdiction of the courts of England, agreement that this Agreement is governed by English law and its agreement not to claim any immunity to which it or its assets may be entitled are legal, valid and binding under the laws of its jurisdiction of incorporation and any judgment obtained in England will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

11.	BORROWER’S COVENANTS

The Borrower undertakes, so long as any amount remains owing to the Lender under this Agreement, as follows:

(a)
to provide to the Lender promptly when they become available with a copy of the annual audited consolidated financial statements of the Borrower and the quarterly and semi-annual unaudited consolidated financial statements of the Borrower, in each case prepared in accordance with International Accounting Standards or U.S. Generally Accepted Accounting Principles;

(b)	to provide to the Lender promptly such additional financial and other information, which is in the possession of the Borrower, as the Lender may request at its discretion from time to time;

(c)	to notify the Lender promptly of any adverse change in its financial situation;

(d)
to provide to the Lender promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings that are current, threatened or pending against or involving the Borrower;

(e)
to promptly obtain, maintain and comply with the terms of any authorisation, consent, license or permit required under any law, rule or regulation to enable it to enter into and perform its obligations under this Agreement or for the legality, validity, enforceability or admissibility in evidence in any relevant jurisdiction of this Agreement;

(f)	to comply in all respect with all laws, rules and regulations to which it is subject;

(g)
to ensure that their payment obligations under this Agreement rank at least pari passu with all their other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally;

(h)
not to, directly or indirectly, create, incur or suffer to exist any Liens (other than (i) a Lien in favour of the Lender, (ii) the Existing Liens, or (iii) a Lien over the assets covered by the Existing Liens to secure Indebtedness raised to replace the Indebtedness secured by the Existing Liens) on the assets of the Borrower to secure any Indebtedness of the Borrower or any of its subsidiaries;

(i)	not to enter into any accession, amalgamation, demerger, division, merger, reconstruction or separation without the prior written consent of the Lender;

(j)	to pay or discharge in a timely manner, and in any event before the same shall become overdue, all of its liabilities with respect to Taxes;

(k)	not to pay, make or declare any dividend or other distribution without the prior written consent of the Lender; and

(l)	not to, directly or indirectly, transact any business or enter into any transaction with any related parties, including inter-company loans, other than on arm’s length terms.

12.	EVENTS OF DEFAULT

(a)	If:

(i)	the Borrower fails to pay any amount within three (3) Business Days after the amount becomes due in the currency and in the manner specified under this Agreement;

(ii)	the Borrower fails to perform or comply in any material respect with any of its other obligations or with any other provision of this Agreement within thirty (30) Business Days;

(iii)
any representation or warranty of the Borrower in or in connection with this Agreement proves to have been inaccurate, incomplete or misleading in any material respect at the time it was made or repeated or deemed to have been made or repeated; or

(iv)
any other Indebtedness or any other financial obligation of the Borrower becomes prematurely payable or is placed on demand or the creditor in respect thereof becomes entitled to declare any such obligation prematurely payable or any such obligation is not paid when due or any security therefor becomes enforceable; or

(v)
the Borrower goes into liquidation or is dissolved, or a meeting of the members or creditors of the Borrower is convened for the purpose of considering a resolution for (or to petition for) its winding up or for its administration or any such resolution is passed; or

(vi)
any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or other creditors' representative is appointed (or is requested to be appointed) in respect of the Borrower or any of its assets; or

(vii)
the Borrower is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or to be insolvent or ceases or threatens to cease to carry on all or a substantial part of its business; or

(viii)	any attachment, sequestration, distress or execution affects any asset of the Borrower and is not discharged within forty-five (45) Business Days; or

(ix)
any step (including, without limitation, petition, proposal, convening a meeting, negotiations or suspension of payments on any debt) is taken with a view to a composition, assignment or arrangement with any creditors of the Borrower or with a view to the rehabilitation, administration, custodianship, liquidation, winding-up or dissolution of the Borrower or any other insolvency proceedings involving the Borrower or an order for the winding-up or administration of the Borrower is made; or

(x)	any event analogous (in the opinion of the Lender) to those described in sub-clauses (v) to (ix) (inclusive) above occurs in any jurisdiction; or

(xi)	it is or becomes illegal for the Lender or the Borrower to make or maintain any of its obligations under this Agreement; or

(xii)	any of the Guarantors breaches any of its obligations under its respective Deed of Guarantee; or

(xiii)	this Agreement or any Deed of Guarantee is declared invalid or unenforceable by any court of law;

then and at any time thereafter, the Lender may by written notice to the Borrower terminate its obligations under this Agreement and/or demand immediate repayment of the Loan, together with all other amounts payable under this Agreement, whereupon they shall immediately become due and payable.

(b)	The Borrower shall notify the Lender in writing of any Event of Default promptly upon its occurrence.

13.	LENDER REPRESENTATIONS

(a)
The Lender represents that: (a) the Lender is taxable as a corporation for U.S. federal income tax purposes; (b) the interest income payable under the Loan is not effectively connected with a United States trade or business conducted by the Lender; (c) the Lender does not directly or indirectly own 10% or more of the combined voting power of the Borrower’s stock; (d) the Lender is not a controlled foreign corporation within the meaning of section 957(a) of the Code; (e) the Lender is not a bank whose execution of this Loan constitutes an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business as described in section 881(c)(3)(A) of the Code.

(b)
The Lender shall use reasonable efforts to provide, on or prior to May 1, 2008, a properly completed Internal Revenue Service Form W-8BEN (or other permissible W-8 Series Form) to the Borrower. The Lender shall use reasonable efforts to deliver to the Borrower an additional copy of such Form (or successor Form) on or before the date that such Form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent Form so delivered by it, in each case certifying that the Lender is entitled to an exemption from or a reduction of withholding or deduction for or on account of United States federal income taxes in connection with the interest payments made under this Loan. The Lender will promptly notify the Borrower within 30 days of any changes in circumstances that would modify or render invalid any claimed exemption or reduction.

14.	TRANSFERS

(a)
The Lender may assign and/or transfer all or any of its rights under this Agreement under the procedures described in Clause 14.(b), but without any increase of the amount or the scope of its obligations under this Loan Agreement. The Borrower may not assign or transfer any of its rights or obligations under this Agreement.

(b)
Transfer of the Loan by the Lender or any subsequent Lender may only be effectuated by the surrender of this Loan Agreement to the Borrower and reissuance of a Loan Agreement of like terms. The Borrower shall comply within 30 days to any request by the Lender pursuant to this Clause 14.(b). Subject to the foregoing, this Loan shall be binding upon and inure to the benefit of the Lender and the Borrower and their respective transferees, successors and assigns.

15.	WAIVERS

No failure or delay by the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or prejudice any other or further exercise by the Lender of any of its rights or remedies under this Agreement. The rights and remedies of the Lender under this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

16.	NOTICES AND ACCOUNTS

(a)	All notices or other communications under or in connection with this Agreement shall be given in writing or by facsimile. A notice will be deemed to be given:

(i)	if in writing, when delivered; and

(ii)
if by facsimile, when received (confirmed by a letter, delivered personally or despatched by registered prepaid mail (airmail if overseas), within twenty-four hours of the despatch of the facsimile, but failure to despatch or receive that confirmation shall not prejudice the effectiveness of the notice sent by facsimile).

However, a notice given in accordance with the above, but received on a day other than a Business Day or after 4.00 p.m. in the place of receipt, will only be deemed to be given on the next Business Day in that place.

(b)	Until further notice given in accordance with the provisions of sub-clause (a) above, the following shall be the address for notices under this Agreement:

(i)	if to the Lender, to: 3rd Floor, Omar Hodge Building, Wickhams Cay 1, P.O. Box 362, Road Town, Tortola, British Virgin Islands

(ii)	if to the Borrower, to:

25025 Interstate 45 North,
Suite 525, The Woodlands,
TX 77380,
United States

(c)
The following bank accounts shall be used for disbursement of any amount of the Loan and (re)payment of any amount of the Loan or any other amounts owed hereunder, until further notice by either party to the other:

Borrower:	Beneficiary: Tekoil & Gas Corporation
Bank: Regions Bank, Orlando Florida, USA

SWIFT: UPNBUS44
Account No. 0033317186
ABA No. 062005690
With
SWIFT

Lender:	Beneficiary: Tri-Star Capital Ventures Ltd. Bank: Raiffeisen Zentralbank, Vienna, Austria Account No. 70-50.682.137 IBAN: AT633100007050682137

17.	GOVERNING LAW

This Agreement is governed by, and shall be construed and interpreted in accordance with, the laws of England and Wales, without regard to its conflict of law principles.

18.	ENFORCEMENT

(a)	The English courts have exclusive jurisdiction to settle any dispute in connection with this Agreement.

(b)	The English courts are the most appropriate and convenient courts to settle any such dispute.

(c)
(i)            Notwithstanding the foregoing provisions of this Clause, the parties agree that if the Lender so requires, any dispute arising out of this Agreement (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the Rules) by one arbitrator appointed in accordance with the said Rules, which Rules are deemed to be incorporated by reference into this Clause 18.

(ii)	The seat of arbitration shall be London. The applicable law shall be English law.

(iii)	The parties agree that the language of the arbitration, including oral hearings, written evidence and correspondence, shall be English.

(iv)	A duly rendered arbitration award shall be final and binding on the parties to the dispute.

(v)	This arbitration clause shall be separately enforceable.

19.	SERVICE OF PROCESS

(a)
The Borrower hereby irrevocably appoints Trident Corporate Services (UK) Limited, 7 Welbeck Street, London W1G9YE, England, as its agent under this Agreement for service of process in any proceedings before the English courts.

(b)
If any person appointed as process agent is unable for any reason to act as agent for service of process, the Borrower must immediately appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint another agent for this purpose.

(c)	The Borrower agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(d)	This Clause does not affect any other method of service allowed by law.

20.	WAIVER OF IMMUNITY

Each party irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by the other party against it in relation to this Agreement and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

21.	LANGUAGE

(a)	Any notice given in connection with this Agreement must be in English.

(b)	Any other document provided in connection with this Agreement must be:

(i)	in English; or

(ii)	accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

22.	SEVERABILITY

If a term of this Agreement is or becomes invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of this Agreement;

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of this Agreement.

23.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

24.	CONFIDENTIALITY

Each party agrees and covenants to keep the existence, contents and substance of this Agreement and the transactions contemplated hereby (“Confidential Information”) confidential, and not (otherwise than with the consent of the other party hereto or as may be required to effect dispute resolution pursuant to Clause 18 hereof) to disclose, or to allow disclosure by its respective affiliates, directors, officers, employees, agents or representatives of Confidential Information to any third party other than such party’s accountants, auditors, legal and financial advisors (who shall undertake a like duty of confidentiality, for the fulfilment of which duty the respective party engaging such advisors shall be responsible) or as required by law or by decision of any court (and, if so required, only following consultation with the other party hereto). The terms and requirements of this Clause shall be effective during the entire term of this Agreement and shall continue to be effective after the termination of this Agreement for an additional period of one (1) calendar year. The Lender hereby consents to the disclosure of Confidential Information to J. Aron & Company and its affiliates (and their successors and assigns).

[remainder intentionally left blank]

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement on the date stated at the beginning of this Agreement.

Lender TRI STAR CAPITAL VENTURES LIMITED By /s/ Vilija Nikulina Vilija Nikulina Director	Borrower TEKOIL & GAS CORPORATION By /s/ Mark S. Western Mark S. Western Chief Executive Officer

SCHEDULE 1

Form of Deed of Guarantee

DEED OF GUARANTEE

THIS DEED OF GUARANTEE is made on __ October 2007

BY AND BETWEEN:

(1)	[Name], born ______ in _____, _____ passport number ______ issued on _______ (the “Guarantor”), and

(2)
Tri Star Capital Ventures Limited, a company organised and existing under the laws of the British Virgin Islands with its registered address at 3rd Floor, Omar Hodge Building, Wickhams Cay 1, P.O. Box 362, Road Town, Tortola, British Virgin Islands (the “Beneficiary”).

WHEREAS:

A.
Tekoil & Gas Corporation (the “Obligor”) wishes to borrow certain monies from the Beneficiary under a Loan Agreement between the Obligor and the Beneficiary dated on or about the date hereof (“Guaranteed Agreement”);

B.	As a condition to the Beneficiary agreeing to enter into the Guaranteed Agreement and lend such monies, the Beneficiary requires this Guarantee; and

C.	The Guarantor expects to derive substantial benefit from the Beneficiary agreeing to lend such monies to the Obligor.

IT IS AGREED:

1	GUARANTEE

1.1
The Guarantor as primary obligor hereby unconditionally and irrevocably guarantees to the Beneficiary the due and punctual payment by the Obligor of all monies that are or may become due from the Obligor under or in respect of the Guaranteed Agreement including without limitation the principal of and interest on the loan made under the Guaranteed Agreement and any damages or other liability in respect of any breach of the Guaranteed Agreement (the “Guaranteed Amounts”).

1.2
If and whenever the Obligor defaults for any reason whatsoever in the payment of any Guaranteed Amount, the Guarantor shall forthwith upon demand pay (or procure the payment of) the Guaranteed Amount in regard to which such default has been made in the manner prescribed by the Guaranteed Agreement and so that the same benefits shall be conferred on the Beneficiary as it would have received if the Guaranteed Amounts had been duly paid by the Obligor.

1.3
This deed is in addition to and not in substitution for any other security which the Beneficiary may at any time hold for payment of the Guaranteed Amounts and may be enforced without first having recourse to any such security and without taking any steps or proceedings against the Obligor.

1.4
As a separate and independent stipulation the Guarantor agrees that any of the Guaranteed Amounts which may not be recoverable from or enforceable against the Obligor by reason of any legal limitation, disability or incapacity on or of the Obligor, the invalidity of the Guaranteed Agreement, the Obligor not being legally bound by the Guaranteed Agreement for failure of it being properly executed and delivered, or any other fact or circumstance (other than proper payment or performance, binding written waiver by the Beneficiary, or any limitation imposed by the Guaranteed Agreement) shall nevertheless be recoverable from the Guarantor as though the same had been owed by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be paid by the Guarantor forthwith upon demand.

2	NON-WAIVER

Neither the Guarantor’s liability under this deed nor the rights, powers and remedies conferred upon the Beneficiary by this Deed or by law shall be released, impaired or discharged by any matter or thing which might operate to affect or prejudice such rights, powers and remedies including without limitation:-

2.1
time or any other concession, forbearance, forgiveness, indulgence or arrangement being given to the Obligor by the Beneficiary or by anything that the Beneficiary or the Obligor may do or omit or neglect to do which, but for this provision, might release or discharge the Guarantor’s obligations hereunder;

2.2	any invalidity, unenforceability, illegality or voidability of any obligation expressed to be assumed or owed by the Obligor under the Guaranteed Agreement;

2.3
the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Obligor, the Beneficiary, or any other person or which the Obligor may have against the Guarantor, whether in connection with the Guaranteed Agreement or otherwise;

2.4
any payment or discharge under the Guaranteed Agreement which is avoided or repaid as a consequence of the amalgamation, reorganisation, liquidation, dissolution, insolvency, receivership, administration or other similar process against the Obligor; or

2.5	any compromise of any dispute with the Obligor, any failure of supervision to detect or prevent any fault by the Beneficiary or any assignment of the benefit of the Guaranteed Agreement.

3	VARIATIONS. NO INCREASE WITHOUT GUARANTOR’S CONSENT.

The Guarantor hereby authorises the Obligor and the Beneficiary to make any addendum or variation to the Guaranteed Agreement, and the Guarantor hereby guarantees the due and punctual payment by the Obligor of all monies that are or may become due from the Obligor under or in respect of the amended Guaranteed Agreement under the terms of this deed; provided that if any such addendum or variation increases the principal amount of the loan under the Guaranteed Agreement (otherwise than as a result of compounding interest as provided therein), then unless it is made with the Guarantor’s express written consent, such addendum or variation shall not increase the extent of the Guarantor’s obligations and liabilities hereunder and this Deed and the guarantees and undertakings in this Deed shall apply and extend only to such monies as were due under the Guaranteed Agreement prior to such addendum or variation and shall not apply to any monies due in respect of any drawdowns made pursuant to, or after, such addendum or variation.

4	DURATION

This deed shall be effective at the date of its execution and shall remain in force for the duration of the Guaranteed Agreement.

5	DISPUTED CLAIMS

If the Obligor defaults in the payment of any Guaranteed Amount, the Beneficiary shall have the right to proceed against the Guarantor under this deed without proceeding against or exercising or exhausting any other remedy against the Obligor. The Guarantor may exercise all defences, set-offs, counterclaims and other rights to which the Obligor is or may in respect of mature obligations be entitled under the Guaranteed Agreement and in any action brought by the Beneficiary against the Guarantor under this deed the Guarantor may assert any such defence, set-off, counterclaim or other right as if the action had been brought by the Beneficiary against the Obligor under the Guaranteed Agreement.

6	REPRESENTATIONS AND WARRANTIES

The Guarantor represents and warrants to the Beneficiary that:-

6.1	it has the legal capacity and power to enter into, execute, deliver and perform this Deed;

6.2
the execution, delivery and performance by it of this Deed do not violate or conflict in any material way with any law applicable to it, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and

6.3
its obligations under this Deed constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to equitable principles of general application).

7	SECURITY

7.1	The Guarantor represents and warrants that it has not taken or received and will not take or receive any security from the Obligor for or in respect of the Guarantor’s obligations under this Deed.

7.2
If at any time the Guarantor has the benefit of any security in breach of this Clause 7, it shall hold such security on trust for the Beneficiary and shall upon request by the Beneficiary, transfer or assign such security to the Beneficiary as security for the Guarantor’s obligations under this deed.

8	NON-DUPLICATION

The Beneficiary shall not be entitled to recover its loss more than once from the Guarantor or the Obligor or any other guarantor. Nothing in this Deed shall affect the obligation of the Beneficiary to mitigate its loss.

9	ASSIGNMENT

9.1	The Beneficiary may not assign or transfer any of its rights or obligations under this Deed without the Guarantor’s consent.

9.2	The Guarantor may not assign or transfer any of its rights or obligations under this Deed without the Beneficiary’s consent.

10	REMEDIES AND WAIVERS

10.1
No delay or omission on the part of the Beneficiary in exercising any right, power or remedy provided by law or under this Deed shall impair such right, power or remedy or operate as a waiver thereof or of any other right, power or remedy.

10.2
The single or partial exercise by the Beneficiary of any right, power or remedy provided by law or under this deed shall not preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.3	The rights, powers and remedies provided by this Deed are cumulative with, and not exclusive of, any rights, powers and remedies provided by law.

11	PROPER LAW AND JURISDICTION

11.1	This Deed shall be governed by, and shall be construed and interpreted in accordance with, the laws of England and Wales, without regard to its conflict of law principles.

11.2	The English courts have exclusive jurisdiction to settle any dispute in connection with this Agreement.

11.3	The English courts are the most appropriate and convenient courts to settle any such dispute.

11.3.1
Notwithstanding the foregoing provisions of this Clause, the parties agree that if the Beneficiary so requires, any dispute arising out of this Agreement (including any question regarding its existence, validity or termination) shall be referred to and finally resolved by arbitration under the Rules of Arbitration of the London Court of International Arbitration (the Rules) by one arbitrator appointed in accordance with the said Rules, which Rules are deemed to be incorporated by reference into this Clause 17.

11.3.2	The seat of arbitration shall be London. The applicable law shall be English law.

11.3.3	The parties agree that the language of the arbitration, including oral hearings, written evidence and correspondence, shall be English.

11.3.4	A duly rendered arbitration award shall be final and binding on the parties to the dispute.

11.3.5	This arbitration clause shall be separately enforceable.

12	SERVICE OF PROCESS

12.1
The Guarantor hereby irrevocably appoints Trident Corporate Services (UK) Limited, 7 Welbeck Street, London W1G9YE, England, as its agent under this Agreement for service of process in any proceedings before the English courts.

12.2
If any person appointed as process agent is unable for any reason to act as agent for service of process, the Guarantor must immediately appoint another agent on terms acceptable to the Beneficiary. Failing this, the Beneficiary may appoint another agent for this purpose.

12.3	The Guarantor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

12.4	This Clause does not affect any other method of service allowed by law.

13	NOTICES

13.1
Any notice required to given to the Guarantor under this Deed shall be in writing and delivered personally or sent by commercial courier to the address included for Guarantor on the signature page hereof or to such other address as the Guarantor may from time to time specify in writing to the Beneficiary. Any notice shall be deemed to have been served when actually delivered.

In witness whereof, this deed has been executed and delivered as a deed on the date first mentioned above.

Signed and delivered as a deed by

[NAME OF GUARANTOR]

Signature: ____________________

Address for Notice Purposes:
_______________________________
_______________________________
_______________________________
Facsimile: _______________________

in the presence of:

Witness

Signature of witness:	__________________

Name of witness:	__________________

Address of witness:	__________________
__________________

Signed and delivered as a deed by

TRI STAR CAPITAL VENTURES LIMITED

By   ___________________________
Vilija Nikulina
Director

in the presence of:

Witness

Signature of witness:	__________________

Name of witness:	__________________

Address of witness:	__________________
__________________

SCHEDULE 2

Form of Drawdown Notice

____________, 20071

3rd Floor, Omar Hodge Building
Wickhams Cay I
P.O. Box 362
Road Town, Tortola
British Virgin Islands

Attention: Directors

Facsimile: + [     ]

RE:  Loan Agreement dated as of [   ]

Dear Madam / Sir,

Reference is made to the Loan Agreement dated as of [  ] between Tri Star Capital Ventures Limited (as “Lender”) and Tekoil & Gas Corporation (as “Borrower”) (the “Loan Agreement”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Loan Agreement.

Pursuant to clause 5(a) of the Loan Agreement, I hereby request disbursement of an amount equal to US$ _______ (__________ United States Dollars) on ____________2 by means of bank wire transfer to the following account and in accordance with the following instructions:

Recipient’s Account:	_______________
Recipient’s Bank Name:	_______________
Recipient’s Bank address:	_______________
Recipient’s Bank SWIFT:	_______________
[Recipient’s Bank Sort Code:	_______________]
[Correspondent Account:	_______________]
[Correspondent Bank Name:	_______________]
[Correspondent Bank SWIFT:	_______________]
Message:	_______________

Please confirm disbursement in accordance with the foregoing instructions by means of a written notice with bank confirmation of the transfer as requested. Thank you very much.

Sincerely yours,

[         ]

[1]	Date of this Disbursement Request must be at least two (2) Business Days prior to the Disbursement Date.

[2]	Disbursement Date must be at least two (2) Business Days after the date of this Disbursement Request.